EXHIBIT 99.1

SAGENT ANNOUNCES Q3 2003 FINANCIAL RESULTS

MOUNTAIN VIEW, Calif. — November 14, 2003 — Sagent (Nasdaq OTCBB: SGNT.OB), a leading provider of enterprise business intelligence solutions, today announced its financial results for the third quarter ended September 30, 2003.

Sagent’s total revenue for the third quarter of 2003 was $7.7 million, compared with $7.6 million for the second quarter of 2003 and $8.8 million for the third quarter of 2002. Sagent’s license revenue for the third quarter of 2003 totaled $4.1 million, compared with $4.0 million on a sequential basis and $4.5 million reported a year earlier.

Net loss for the third quarter of 2003 was $1.8 million, or a loss of $0.04 per basic and diluted share. This compared with a net loss of $9.1 million or a loss of $0.20 per basic and diluted share for the third quarter of 2002.

For the nine months ended September 30, 2003, Sagent’s total revenue was $22.7 million, compared with $29.3 million for the same period of 2002. Net loss for the nine months ended September 30, 2003 was $8.5 million, or a loss of $0.18 per basic and diluted share, compared with a loss of $19.4 million or a loss of $0.42 per basic and diluted share for the same period of 2002.

At September 30, 2003, Sagent’s cash and cash equivalents, including restricted cash, were $6.5 million, compared with $10.6 million at December 31, 2002.

Effective October 1, 2003, Sagent and Group 1 Software, Inc. (“Group 1”) completed Group 1’s acquisition of substantially all of the assets of Sagent pursuant to the terms of an Asset Purchase Agreement, dated April 15, 2003, as described more fully in the exhibit to a Form 8-K filed with the SEC on April 16, 2003. The parties completed the Asset Sale following a special meeting of Sagent’s shareholders on September 30, 2003, whereby the holders of a majority of Sagent’s common stock approved the Asset Sale and the subsequent liquidation and dissolution of Sagent pursuant to the Plan of Complete Liquidation and Dissolution (the “Plan”).

Subject to the terms and conditions of the Asset Purchase Agreement, Group 1 would pay us up to $17 million, in exchange for substantially all of our assets, including all intellectual property, accounts receivable, cash on hand, certain contracts, property & equipment and other designated assets, and the assumption of specified liabilities; in addition Group 1 also acquired certain subsidiaries, namely Sagent U.K., Ltd., Sagent Technology GmbH, Sagent France, S.A., Sagent Technology Japan KK and Sagent Asia/Pacific Pte Ltd. At closing, the Company received $13 million of the purchase price in the form of $5.6 million in cash and the assumption of $7.4 million in secured loans and accrued interest payable to Group 1.

Pursuant to the Asset Purchase Agreement, Group 1 retained $4.0 million of the purchase price at closing to secure its indemnification obligations under the Asset Purchase Agreement. The final consideration is subject to adjustment based upon the finalization of Sagent’s balance sheet as of the closing date. Under the terms of the Asset Purchase Agreement, Sagent retained approximate $1.5 million in cash, certain other assets and liabilities for outstanding litigation and approximately $1.2 million of accrued compensation payable to key officers.

Sagent’s remaining assets following the closing of the asset sale consist primarily of cash. Most Sagent employees resigned and accepted employment with Group 1.

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Sagent has agreed to indemnify Group 1 for a period of 120 days from the closing date; Sagent will then file a certificate of dissolution with the Delaware Secretary of State to dissolve Sagent as a legal entity, complete the liquidation of its remaining assets, make provisions to satisfy its remaining obligations, and make distributions to its stockholders with the remaining available funds, if any. Sagent expects to complete the liquidation and make an initial distribution prior to the end of the first quarter of calendar 2004.

Additional Information

In connection with the completion of the sale of assets to Group 1, and the subsequent liquidation and distribution to its stockholders, Sagent has filed Form 8-Ks concerning the transaction with the Securities and Exchange Commission (SEC) on October 6, 2003 and October 15, 2003, respectively. Stockholders of Sagent are urged to read the 8-Ks and any other relevant documents filed with the SEC because they contain important information. Investors and security holders can obtain free copies of the 8-Ks and other relevant documents by contacting Sagent Technology, Inc., 800 West El Camino Real Suite 300, Mountain View, CA 94040. In addition, documents filed with the SEC by Sagent will be available free of charge at the SEC’s web site at www.sec.gov.

Cautionary Statement

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the subsequent liquidation, distribution of its assets and the dissolution of Sagent. These statements are neither promises or guarantees, but involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those set forth or reflected in the forward looking statements, including, without limitation: the risk that the sale of assets may change in the value of the assets and liabilities transferred to Group 1 and retained by Sagent; changes in Sagent’s business and financial condition; future claims, liabilities and expenses incurred by Sagent; the delays in distributions to Sagent stockholders and reduced distributions due to unexpected liabilities and the inability to settle obligations to creditors; delays in distributions due to the timing of sales of our non-cash assets, claim settlements with creditors; and inadequate contingency reserves. Readers are cautioned not to place undue reliance on these forward-looking statements, which address the conditions as they are found on the date of this report.

About Sagent

Sagent’s patented technology fundamentally changes the way that data warehouses are built and accessed. Sagent’s unique data flow server enables business users to easily extend the structure of a data warehouse with new analytics that support immediate business needs. This technology is at the core of Sagent’s ETL, EII and business intelligence solutions, as well as multiple partner solutions that address the needs of specific vertical and functional application areas. Sagent has more than 1,500 customers worldwide, including: AT&T, Boeing Employees Credit Union, BP Amoco, Carrefour, Citibank, Diageo, Heineken, Kawasaki, Kemper National Insurance, La Poste, NTT-DoCoMo, Siemens, and Singapore Telecom. Key partners include Advent Software, Cap Gemini Ernst & Young, HAHT Commerce, Hyperion, Microsoft, Satyam, Sun Microsystems, and Unisys. Sagent is headquartered in Mountain View, California. For more information about Sagent, please visit www.sagent.com.

Editor’s Note:    Sagent and Centrus are trademarks of Sagent Technology Inc. All other trademarks are the property of their respective owners.

—Financial Statements Attached—

Sagent Technology, Inc.

Unaudited Condensed Consolidated Statements of Operations

(amount in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue:
License	$4,104	$4,549	$11,984	$15,444
Service	3,573	4,265	10,692	13,894

Total revenue	7,677	8,814	22,676	29,338

Cost of revenue:
License	569	303	1,624	1,390
Service	1,189	1,734	4,071	6,076
Impairment – licensed technology	—	—	—	1,240

Total cost of revenue	1,758	2,037	5,695	8,706

Gross profit	5,919	6,777	16,981	20,632

Operating expenses:
Sales and marketing	3,392	5,834	11,330	19,966
Research and development	2,148	2,581	6,628	9,283
General and administrative	1,710	1,385	4,001	3,948
Stock-based compensation	—	—	—	298
Asset impairments	—	987	—	1,001
Restructuring cost (credit)	—	4,734	(5)	4,873

Total operating expenses	7,250	15,521	21,954	39,369

Loss from operations	(1,331)	(8,744)	(4,973)	(18,737)
Interest income (expense), net	(204)	(10)	(2,994)	17
Other income (expense), net	(208)	(251)	(140)	(243)

Net loss before income taxes	(1,743)	(9,005)	(8,107)	(18,963)
Provision for income taxes	82	111	413	430

Net loss	$(1,825)	$(9,116)	$(8,520)	$(19,393)

Basic and diluted net loss per-share	$(0.04)	$(0.20)	$(0.18)	$(0.42)

Shares used in computing basic and diluted net loss per-share	47,110	46,303	46,742	46,234

Sagent Technology, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amount in thousands)

	September 30, 2003	December 31, 2002
Assets
Current assets
Cash and cash equivalents	$6,386	$9,711
Restricted cash	100	875
Accounts receivable, net	5,305	6,957
Other current assets	857	2,202

Total current assets	12,648	19,745

Property and equipment, net	905	3,159
Goodwill, net	6,784	6,718
Other assets, net	136	1,638

Total assets	$20,473	$31,260

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$1,938	$2,811
Accrued liabilities	5,315	6,388
Deferred revenue	8,690	8,499
Current portion of capital lease obligations	58	1,380
Short-term debt	7,000	5,285

Total current liabilities	23,001	24,363
Other long-term liabilities	107	142

Total liabilities	23,108	24,505

Minority interest	—	366

Stockholders’ equity (deficit)
Common stock	47	46
Additional paid-in capital	135,346	135,778
Accumulated other comprehensive loss	(119)	(46)
Accumulated deficit	(137,909)	(129,389)

Total stockholders’ equity (deficit)	(2,635)	6,389

Total liabilities and stockholders’ equity (deficit)	$20,473	$31,260